Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-84587
PROSPECTUS

                                MICROVISION, INC.

                         268,600 shares of Common Stock

     These shares of common stock are being offered and sold from time to time by one of our current shareholders. We issued the shares to the selling shareholder in connection with an investment that the selling shareholder made in the Company in May 1999.

     The selling shareholder may sell the shares from time to time at fixed prices, market prices, prices computed with formulas based on market prices, or at negotiated prices, and may engage a broker or dealer to sell the shares. For additional information on the selling shareholder's possible methods of sale, you should refer to the section of this prospectus entitled "Plan of Distribution" on page 12. We will not receive any proceeds from the sale of the shares, but will bear the costs relating to the registration of the shares.

     Our common stock is traded on the Nasdaq National Market under the symbol "MVIS." On August 30, 1999, the closing price for our common stock was $16.00 per share.

                         -------------------------------

     This shares offered in this prospectus involve a high degree of risk. You should carefully consider the "Risk Factors" contained in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999 and in our future filings with the Securities and Exchange Commission, which are incorporated by reference in this prospectus, in determining whether to purchase shares of our common stock or the common stock purchase warrants.
                         -------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares, or determined if this prospectus is truthful or complete.
Any representation to the contrary is a criminal offense.
                         -------------------------------

                The date of this Prospectus is September 2, 1999.

                                TABLE OF CONTENTS


Section                                                                     Page
-------                                                                     ----
Our Business ...................................................               3
Selling Shareholder ............................................               4
Plan of Distribution ...........................................               4
Experts ........................................................               6
Limitation of Liability and Indemnification ....................               6
Information Incorporated by Reference ..........................               6
Available Information ..........................................               7



     You should rely only on information contained or incorporated by reference in this prospectus. See "Information Incorporated by Reference" on page 14. Neither Microvision nor the selling shareholder has authorized any other person to provide you with information different from that contained in this prospectus.

     The shares of common stock are not being offered in any jurisdiction where the offering is not permitted.

     The information contained in this prospectus is correct only as of the date on the cover, regardless of the date this prospectus was delivered to you or the date on which you acquired any of the shares.

                                  OUR BUSINESS

     Microvision develops information display technologies that allow electronically generated images and information to be projected to the retina of the viewer's eye. We have developed prototype Virtual Retinal DisplayTM ("VRDTM") devices, including portable color and monochrome versions, and currently are refining, developing and marketing our VRD technology for commercial applications. We expect to commercialize our technology through the development of products and as a supplier of personal display technology to original equipment manufacturers. We believe the VRD technology will be useful in a variety of applications, including portable communications and visual simulation for defense, medical, industrial and consumer markets that may include superimposing images on the user's field of vision. We expect that our technology will allow for the production of highly miniaturized, lightweight, battery-operated displays that can be held or worn comfortably. Microvision's scanning technology also may be applied to the capturing of images, in such possible applications as a digital camera or a bar code reader.

     Our objective is to be a leading provider of personal display products and imaging technology in a broad range of professional and consumer applications. We intend to achieve this objective and to generate revenues by licensing our technology to original equipment manufacturers of consumer electronics products; providing engineering services associated with cooperative development arrangements and research contracts; and manufacturing and selling high-performance personal display products to professional users, directly or through joint ventures.

     Microvision was incorporated in 1993. Our principal executive offices are located at 19910 North Creek Parkway, Bothell, WA 98011-3008, and our telephone number is (425) 415- 6847.

                               SELLING SHAREHOLDER


     On May 6, 1999, Cree Research, Inc. (the "selling shareholder") acquired 268,600 shares of our common stock. The material terms of this transaction are described in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999, which is incorporated by reference in this prospectus. We are registering the selling shareholder's shares in the registration statement of which this prospectus is a part.

     The following table sets forth certain information as of August 30, 1999, regarding the ownership of the common stock by the selling shareholder and as adjusted to give effect to the sale of the shares offered hereby.


                                                                                  Ownership After
                                                    Shares                     Offering if All Shares
                                              Beneficially                    Offered Hereby Are Sold
                                               Owned Prior     Shares Being
Selling Shareholder                            to Offering          Offered    Shares         Percent
-----------------------------------------     ------------     ------------   -------         -------
Cree Research, Inc.                                268,600          268,600       -0-               -



     The selling shareholder and its officers and directors have not held any positions or office or had any other material relationship with us or any of our affiliates within the past three years.

     In recognition of the fact that the selling shareholder may wish to be legally permitted to sell its shares when it deems appropriate, we agreed with the selling shareholder to file with the Securities and Exchange Commission, under the Securities Act, a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the shares, and to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the shares are no longer required to be registered for sale by the selling shareholder.

                              PLAN OF DISTRIBUTION

     We are registering the shares covered by this prospectus for the selling shareholder. As used in this prospectus, "selling shareholder" includes the pledgees, donees, transferees or others who may later hold the selling shareholder's interest. We will pay the costs and fees of registering the shares, but the selling shareholder will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares. Microvision and the selling shareholder each have agreed to indemnify the other against certain liabilities, including liabilities arising under the Securities Act, that relate to statements or omissions in the registration statement of which this prospectus forms a part.

     The selling shareholder may sell the shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. In addition, the selling shareholder may sell some or all of their shares through:

     o a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

     o purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

     o ordinary brokerage transactions and transactions in which a broker solicits purchases.

     When selling the shares, the selling shareholder may enter into hedging transactions. For example, the selling shareholder may:

     o enter into transactions involving short sales of the shares by broker-dealers;

     o sell shares short themselves and redeliver such shares to close out their short positions;

     o enter into option or other types of transactions that require the selling shareholder to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

     o loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

     The selling shareholder may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling shareholder may allow other broker-dealers to participate in resales. However, the selling shareholder and any broker-dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of the
Section 2(a)(11) of the Securities Act. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If the selling shareholder qualifies as an "underwriter," it will be subject to the prospectus delivery requirements of
Section 5(b)(2) of the Securities Act.

     In addition to selling its shares under this prospectus, the selling shareholder may:

     o agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act;

     o transfer its shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

     o sell its shares under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

     Upon notification by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the material terms of the transaction. In addition, we will file a supplement to this prospectus if a selling shareholder notifies us that a donee or pledgee intends to sell more than 500 shares.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Microvision, Inc., for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by the Washington Business Corporation Act, our directors will not be liable for monetary damages to us or our shareholders, excluding, however, liability for acts or omissions involving intentional misconduct or knowing violations of law, illegal distributions or transactions from which the director receives benefits to which the director is not legally entitled. Our Amended and Restated Bylaws authorize us to indemnify our directors, officers, employees and agents to the fullest extent permitted by applicable law, except for any legal proceeding that is initiated by such directors, officers, employees or agents without authorization of the Board of Directors.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the SEC's opinion, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" our public filings into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling shareholder has sold all the shares.

     The following documents filed with the SEC are incorporated by reference in this prospectus:

          (1)  Annual Report on Form 10-K for the year ended December 31, 1998;

          (2) Current Report on Form 8-K for the event of January 14, 1999, as filed with the SEC on January 28, 1999;

          (3) Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1999, and June 30, 1999;

          (4) Definitive proxy statement for the 1999 Annual Meeting of Shareholders, as filed on April 30, 1999; and

          (5) The description of our common stock set forth in Amendment No. 1 to our Registration Statement on Form SB-2 (Registration No. 33-5276-LA), including any amendment or report filed for the purpose of updating such description, as incorporated by reference in our Registration Statement on Form 8-A (Registration No. 0-21221).

     We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. You should direct any requests for documents to Investor Relations, Microvision, Inc., 19910 North Creek Parkway, Bothell, WA 98011-3008, telephone (425) 415-6847.

     The information relating to the Company contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents.

                              AVAILABLE INFORMATION

     This prospectus is part of a Registration Statement on Form S-3 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with SEC rules.

     We file annual, quarterly and special reports and other information with the SEC. You may read and copy the Registration Statement and any other document that we file at the SEC's public reference rooms located at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

     Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance you should refer to the copy of such contract or other document filed as an exhibit to the Registration Statement.